Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS

Dallas, Texas, January 29, 2003.... ENSCO International Incorporated (NYSE: ESV) reported a net loss of $10.7 million ($0.07 per diluted share) on revenues of $206.8 million for the three months ended December 31, 2002, compared to net income of $29.9 million ($0.22 per diluted share) on revenues of $179.1 million for the three months ended December 31, 2001. Included in the fourth quarter results is a $46.1 million non-cash after tax charge ($0.31 per diluted share) for impairment of the Company's Venezuela assets and operations due to the ongoing political and economic uncertainty in Venezuela and the resulting virtual shutdown of industry activity. Excluding this impairment charge, the Company's net income for the quarter ended December 31, 2002, was $35.4 million ($0.24 per diluted share).

For the year ended December 31, 2002, ENSCO reported net income of $59.3 million ($0.42 per diluted share) on revenues of $698.1 million, compared to net income of $207.3 million ($1.50 per diluted share) on revenues of $817.4 million for the year ended December 31, 2001. Excluding the impairment charge discussed above, the Company's net income for 2002 was $105.4 million ($0.75 per diluted share). Included in the Company's full year 2002 results is a $5.8 million gain ($0.03 after tax per diluted share) in connection with an insurance claim relating to the ENSCO 51 jackup rig that sustained extensive damage from a natural gas fire in March of 2001 and has just returned to service after extensive shipyard work.

The average day rate for ENSCO's jackup rig fleet was $48,000 for the fourth quarter of 2002, compared to $45,500 in the year earlier period, with day rate improvement realized principally in Asia Pacific. Utilization for the Company's jackup fleet increased to 86% in the most recent quarter, up from 77% in the fourth quarter of 2001. Excluding rigs in the shipyard for regulatory inspection and enhancement, jackup utilization was 93% in the most recent quarter, compared to 84% in the year earlier period.

In the Company's marine transportation segment, average day rates for the Company's marine fleet decreased to $6,200 in the fourth quarter of 2002 from $7,500 in the year earlier period. Utilization for the marine fleet improved to 81% in the quarter ended December 31, 2002, up from 78% in the fourth quarter of 2001.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's current markets and outlook: "The Pacific Rim and the Middle East continue to be our strongest markets, with all available rigs working and day rates stable. In the North Sea, all but one of ENSCO's rigs are working, with most committed well into 2003. Much of the work in the North Sea remains short-term and, in the absence of additional term work which may not occur until later in the year, there could be some near-term softening in the region. The Gulf of Mexico jackup market remains sluggish. Notwithstanding this current softness, eighteen of our twenty-two Gulf of Mexico jackup rigs are working and another rig is committed once its shipyard stay is complete.

"The impairment charge in Venezuela is directly related to the current nationwide strike and economic upheaval in Venezuela. The oil industry in Venezuela has been severely impacted by these events, and the timing of an expected and inevitable recovery of drilling activity is uncertain under the circumstances. The dismantling of PdVSA, and resulting management inefficiency, coupled with the recent announcement of currency controls, evidencing significant economic concerns, and issues relative to funding recovery efforts, are major considerations relative to timing.

"With regard to our continuing fleet enhancement and renewal program, two of our jackup rigs in Southeast Asia (ENSCO 52 and ENSCO 57) will have down time associated with scheduled maintenance and enhancement work during the first quarter of 2003, with ENSCO 57 extending into the second quarter. No major enhancement projects are scheduled for our rigs in the North Sea in 2003. In the Gulf of Mexico, one jackup rig (ENSCO 81) is in the shipyard undergoing a major upgrade and refurbishment and is due to return to service in February. ENSCO 82 will enter the shipyard next month for major enhancement, to be followed by the upgrade of at least one of our other large Gulf of Mexico jackup rigs (ENSCO 68) during the second half of the year. We also expect to have several of our smaller Gulf of Mexico jackup rigs down for regulatory and enhancement work over the course of 2003, but plan to have only one of these smaller rigs in a shipyard at any one time. We continue to evaluate the possibility of a single, new construction project, but only if it can be accomplished at an attractive cost, and structured to limit ENSCO's risk, as with the partial ownership and purchase option we currently enjoy relative to the ENSCO 102.

"As a result of the continued softness in the Gulf of Mexico market, possible near term softness in the North Sea, and scheduled shipyard downtime, we expect our first quarter 2003 earnings per share to be in the range of $0.16 to $0.21."

Statements contained in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements include references to the number of our rigs that will be in a shipyard, the "continued softness in the market" and our expectation of first quarter 2003 earnings. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks and insurance, (v) risks associated with operating in foreign jurisdictions, (vi) environmental liabilities which may arise in the future which are not covered by insurance or indemnity, (vii) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry and the Company's operations in particular, (viii) changes in the dates the Company's rigs undergoing enhancement will enter service, (ix) renegotiation, nullification, or breach of contracts with customers or other parties, (x) political and economic uncertainty in Venezuela, and (xi) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

Contact: Richard LeBlanc 214-397-3011

-------------------------------------------

ENSCO will conduct a conference call at 10:00 a.m. Central Time on Wednesday, January 29, 2003, to discuss its fourth quarter results. The call will be broadcast live over the Internet at www.enscous.com. Parties may also listen to the call by dialing 952-556-2802. It is recommended that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing 703-326-3020 (access number 6339437).

ENSCO INTERNATIONAL INCORPORATED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share amounts)

Three Months Ended	Twelve Months Ended
December 31,	December 31,
2002	2001	2002	2001

OPERATING REVENUES	$206.8	$179.1	$698.1	$817.4

EXPENSES
Operating expenses	112.7	88.7	389.7	358.9
Depreciation and amortization	34.2	28.6	123.8	115.2
Impairment of assets	59.9	9.2	59.9	9.2
General and administrative	4.8	4.9	18.6	16.8

211.6	131.4	592.0	500.1

OPERATING INCOME (LOSS)	(4.8)	47.7	106.1	317.3

OTHER INCOME (EXPENSE)
Interest income	0.9	1.7	5.1	8.3
Interest expense, net	(7.5)	(7.8)	(31.1)	(32.8)
Other, net	0.6	0.1	7.0	(0.9)

(6.0)	(6.0)	(19.0)	(25.4)

INCOME (LOSS) BEFORE INCOME TAXES	(10.8)	41.7	87.1	291.9

PROVISION FOR INCOME TAXES	(0.1)	11.8	27.8	84.6

NET INCOME (LOSS)	$(10.7)	$ 29.9	$ 59.3	207.3

EARNINGS (LOSS) PER SHARE
Basic	$ (0.	07)	$ 0.2	2	$ 0.4	2	$ 1.5	1
Diluted	$ (0.	07)	$ 0.2	2	$ 0.4	2	$ 1.5	0

AVERAGE COMMON SHARES OUTSTANDING
Basic	149.0	134.3	140.7	136.9
Diluted	149.0	134.9	141.4	137.9

ENSCO INTERNATIONAL INCORPORATED CONSOLIDATED BALANCE SHEET (In millions)

	December 31,	December 31,
	2002	2001

ASSETS

CURRENT ASSETS
Cash and short-term investments	$ 185.5	$ 310.4
Accounts receivable, net	162.8	116.5
Prepaid expenses and other	39.2	34.4

Total current assets	387.5	461.3

PROPERTY AND EQUIPMENT, NET	2,258.0	1,715.3

OTHER ASSETS	416.0	147.2

	$3,061.5	$2,323.8

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 176.8	$ 136.6
Current maturities of long-term debt	21.5	12.7

Total current liabilities	198.3	149.3

LONG-TERM DEBT	547.5	462.4

DEFERRED INCOME TAXES	332.3	259.1

OTHER LIABILITIES	16.4	12.8

STOCKHOLDERS' EQUITY	1,967.0	1,440.2

	$3,061.5	$2,323.8

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			Third
	Fourth Quarter		Quarter
	2002	2001	2002

Contract drilling
Average day rates
Jackup rigs
North America	$ 31,379	$ 30,041	$ 30,542
Europe	66,591	73,330	78,507
Asia Pacific	60,560	48,850	59,029
South America	78,075	n/a	75,771

Total jackup rigs	48,047	45,523	47,993
Semisubmersible rig - N. America	188,897	184,013	187,048
Barge rigs
Asia Pacific	n/a	n/a	41,750
South America	39,515	38,663	38,120

Total barge rigs	39,515	38,663	38,658
Platform rigs - North America	26,586	28,782	26,688

Total	$ 50,186	$ 48,052	$ 50,290

Utilization
Jackup rigs
North America	83%	66%	87%
Europe	98%	87%	79%
Asia Pacific	83%	100%	76%
South America	100%	n/a	100%

Total jackup rigs	86%	77%	83%
Semisubmersible rig - N. America	100%	100%	100%
Barge rigs
Asia Pacific	10%	n/a	100%
South America	22%	29%	15%

Total barge rigs	21%	29%	21%
Platform rigs - North America	60%	47%	60%

Total	76%	66%	73%

Marine transportation
Average day rates
AHTS	$ 11,721	$ 12,641	$ 14,590
Supply	5,036	6,294	5,180

Total	$ 6,236	$ 7,482	$ 6,570

Utilization
AHTS	79%	81%	62%
Supply	82%	77%	77%

Total	81%	78%	75%

ENSCO INTERNATIONAL INCORPORATED SEGMENT RESULTS (In millions)

			Third
	Fourth Quarter		Quarter
	2002	2001	2002

OPERATING REVENUES
Contract drilling	$194.2	$164.1	$179.2
Marine transportation	12.6	15.0	12.6

Total segment revenues	206.8	179.1	191.8

OPERATING EXPENSES
Contract drilling	102.5	78.9	93.5
Marine transportation	10.2	9.8	10.9

Total segment expenses	112.7	88.7	104.4

GROSS MARGINS
Contract drilling	91.7	85.2	85.7
Marine transportation	2.4	5.2	1.7

Total gross margins	94.1	90.4	87.4

DEPRECIATION	34.2	28.6	31.7

IMPAIRMENT OF ASSETS	59.9	9.2	--

GENERAL AND ADMINISTRATIVE	4.8	4.9	4.8

OPERATING INCOME (LOSS)	$ (4.8)	$ 47.7	$ 50.9